Exhibit 23.3

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803 传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803 Fax: +86-591-87816904

www.allbrightlaw.com

September 29, 2026

Re:	UNIVERSE PHARMACEUTICALS INC

Ladies and Gentlemen:

We have acted as PRC counsel to UNIVERSE PHARMACEUTICALS INC (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (i) the offer and sale, from time to time in one or more offerings, of up to $200,000,000 of the Company’s Class A Ordinary Shares, debt securities, warrants, rights, and units, or any combination thereof; and (ii) the resale by certain selling shareholders of an aggregate of 4,376,552 Class A Ordinary Shares.

We hereby consent to the filing of this consent as an exhibit to the Registration Statement, to the use of our name as PRC counsel to the Company, and to all references to us in the Registration Statement, in the prospectus and any prospectus supplement or supplements forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ALLBRIGHT LAW OFFICES (FUZHOU)

ALLBRIGHT LAW OFFICES (FUZHOU)